                                                                  Exhibit 10.24



                        [LETTERHEAD OF ANNUITY & LIFE RE]



September 4, 2002
(as revised December 19, 2002)

Ava Zils
c/o Annuity and Life Re America, Inc.
280 Trumbull Street
Hartford, CT 06103
USA

RE: RETENTION AGREEMENT

Dear Ava:

         The Board of Directors of Annuity and Life Re (Holdings), Ltd. ("ANR") is currently exploring the possibility of a significant capital raising or other strategic transaction. Because you are an important part of the management and professional team of ANR and/or one or more of its subsidiaries (collectively, the "Company"), the Board of Directors of ANR has determined that it is in the best interests of ANR and its shareholders to offer you appropriate incentives to continue to focus on the business of the Company during this period while a transaction is being considered. As used in this letter agreement, the term "Change in Control" shall have the meaning set forth in ANR's Restricted Stock Plan.

         In consideration of your continued employment with the Company, the Company hereby offers, and you, intending to be legally bound, hereby accept, the following modifications to your employment arrangements with the Company:

         1.       Your base salary shall be $100,000, effective as of September
                  1, 2002.

         2. The Company shall pay you a retention bonus of $30,000 (the "Retention Bonus"). $10,000 of the Retention Bonus was paid to you in September 2002, with the balance to be paid on the earlier of May 31, 2003 or the occurrence of a Change in Control (such date, the "Bonus Date"), so long as you are still an employee of the Company on the Bonus Date; provided, however, that if your employment with the Company is terminated before the Bonus Date, then you shall immediately repay to the Company the portion of the Retention Bonus already paid and you further acknowledge that you will not be eligible to receive the balance of the Retention Bonus.

         3. ANR shall grant you 10,000 restricted common shares (the "Restricted Shares") pursuant to the ANR Restricted Stock Plan. The Restricted Shares shall vest in three equal annual installments commencing on September 30, 2003; provided, however, that, if there is a Change in Control, all such Restricted Shares shall immediately vest in accordance with
                  Section 11 of the Restricted Stock Plan.

         You acknowledge and agree that nothing contained herein shall constitute a contract of employment, and your employment with the Company may be terminated at any time, with or without cause, at the option of either the Company or yourself, with or without notice.

         Please sign below to indicate that you acknowledge and agree to the terms and conditions set forth in this letter agreement.

                                       By: /s/ Frederick S. Hammer
                                          _____________________________________
                                       Name:  Frederick S. Hammer
                                       Title: Chairman of the Board of Directors

I hereby acknowledge and agree to the terms and conditions set forth in this letter agreement.

By: /s/ Ava Zils
    __________________________
Name: Ava Zils